 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________
FORM 8-K
 _________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 7, 2014
_________________
LEVI STRAUSS & CO.
(Exact name of registrant as specified in its charter)
 _________________

DELAWARE	002-90139	94-0905160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1155 BATTERY STREET
SAN FRANCISCO, CALIFORNIA 94111
(Address of principal executive offices, including zip code)
(415) 501-6000
(Registrant’s telephone number, including area code)
  _________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.
On November 7, 2014, Levi Strauss & Co. (the “Company”) entered into a Master Services Agreement (the “Agreement”) with Wipro Limited (“Wipro”), to outsource certain global business service activities within the functional areas of: information technology, finance, human resources, customer service and consumer relations (“Outsourced Services”). As the Outsourced Services are transitioned to Wipro, certain positions in the functional areas will be eliminated.
The initial term of the Agreement is five years with activation of certain components of the Outsourced Services commencing during the first quarter of 2015. The Company has the right to renew and extend the Agreement for up to two additional one year periods. The Company will pay Wipro for the services through a combination of fixed and variable charges, with the variable charges fluctuating based on the Company’s actual need for such services. The Company expects to pay Wipro a minimum of approximately $143 million over the initial term of the agreement.
The Company retains the right to terminate the Agreement, in whole or in part, for, among other things, cause, convenience, a change in the control of either Wipro or the Company, insolvency of Wipro and service level failures.
The foregoing description of the Agreement is a summary, does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which the Company will file as an exhibit to its Annual Report on Form 10-K for the year ending November 30, 2014.

ITEM 2.05	Costs Associated with Exit or Disposal Activities.
The following information amends and supplements the information previously disclosed in Item 2.05 of the Company’s Form 8-K filed with the SEC on March 26, 2014.
On March 26, 2014, the Company announced its global productivity initiative designed to streamline operations and fuel long-term profitable growth. The Company continues to expect the global initiative to generate net annualized cost savings of $175 – $200 million once fully implemented.
On November 11, 2014, the Company announced the next phase of the global initiative which includes the elimination of approximately 500 positions primarily reflecting the Outsourced Services referenced in Item 1.01 hereof, as well as a further reduction of management layers, an increase in spans of control, the removal of duplicative roles and other structural changes. The Company anticipates the elimination of positions will be substantially completed within the U.S. within the second half of fiscal 2015 to accommodate the transition of Outsourced Services to Wipro. Final estimates for headcount, timing and charges in certain areas of the international business are subject to completion of applicable local works counsel and other consultative processes.
The Company expects to incur total restructuring and related charges in the range of $45 to $55 million in connection with the actions announced on November 11, 2014, the majority of which will be recognized in the fourth quarter of 2014. The charges consist of cash expenditures principally related to severance benefits, retention bonuses and consulting fees.
The Company continues to expect additional savings in future periods to come from streamlining the Company’s planning and go-to-market strategies, implementing efficiencies across its retail, supply chain and distribution network and continuing to pursue more disciplined procurement practices. Additional restructuring charges will be recorded for these efforts. The Company is unable at this time to make a good faith determination of cost estimates, or ranges of cost estimates, associated with the future phases of the global initiative as set forth in paragraph (b), (c) and (d) of Item 2.05 of Form 8-K. In accordance with paragraph (d) of Item 2.05, the Company will timely file an amendment to this report after its determination of such estimates or ranges of estimates.
Safe Harbor Statement
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the expected nature, timing, number of positions eliminated, annualized cost savings, and charges related to this next phase of the global initiative. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: uncertain global and economic market conditions; the Company’s ability to implement all phases of the program as planned; retention of key employees; the possibility that benefits of the program may not materialize as expected; and other risks described in the Company’s SEC filings. These risks are in addition to the other risks cited in the Company’s press releases, public statements and/or filings with the Securities and Exchange

Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q. The Company undertakes no obligation to revise or update any forward-looking statements.

ITEM 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press release, dated November 11, 2014, Levi Strauss & Co. Announces Next Phase of Plans to Drive Long-Term Profitable Growth.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.

DATE:	November 11, 2014	By:	/s/ WADE W. WEBSTER
		Name:	Wade W. Webster
		Title:	Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated November 11, 2014, Levi Strauss & Co. Announces Next Phase of Plans to Drive Long-Term Profitable Growth.